EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 03/16/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.78%	-4.21%	-7.06%
Class B Units	0.77%	-4.24%	-7.23%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MARCH 16, 2007

The Grant Park Futures Fund reported gains for the week. Positions in the currencies, metals and financials contributed to profits; losses came from the soft/agricultural commodities and stock indices.

Long positions in the foreign currency markets posted gains after the euro and Swiss franc appreciated against the U.S. dollar. The dollar fell to three-month lows against both of those currencies on investors’ concerns regarding the condition of the U.S. sub prime mortgage market. Short positions in the dollar index also registered gains.

Base metal prices were higher by week’s end, resulting in gains for long positions. Nickel rallied 12.5%, touching an all-time high of $47,700 per ton on a combination of strong demand and low inventories. Aluminum, copper and lead also traded higher, adding to gains in the sector.

Long positions in the interest rate sector recorded gains as investors continued to look to fixed income instruments for protection from falling equity prices. Prices for Japanese Government Bonds rose as investors sought a safe haven from weakness in the Tokyo Nikkei. Domestically, Ten-year notes closed the week at higher levels as weakness in stocks helped push Treasury prices higher.

Long positions in the soft/agricultural commodities were dealt losses as live cattle prices fell on what analysts described as technically driven selling. April live cattle closed at 97.10 cents per pound, 4.25 cents lower for the week. Grain prices were also lower, resulting in losses for corn and soybean positions.

Lastly, the concerns over the state of the U.S. sub prime mortgages resulted in losses for long positions in the stock indices. Share prices for financial groups led the market lower as investors worried that some lending institutions could be vulnerable in the event that the situation disrupts the global economy. Long positions in the S&P Composite Index sustained the largest losses in the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com